Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Third Quarter Ended October 1, 2017

Greenwood Village, CO – November 6, 2017 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter ended October 1, 2017.
Third Quarter 2017 Financial Highlights Compared to Third Quarter 2016

•	Total revenues were $304.2 million, an increase of 2.3%;

•	Net income was $2.7 million compared to net loss of $1.3 million;

•	Comparable restaurant revenue decreased 0.1% (using constant currency rates);

•	Off-premise increased to 7.6% of total food and beverage sales compared to 5.4%;

•	Adjusted EBITDA was $25.5 million compared to $26.8 million (see Schedule III);

•	GAAP earnings per diluted share were $0.21 compared to GAAP diluted loss per share of $0.10; and

•	Adjusted earnings per diluted share were $0.21 compared to $0.38 (see Schedule I).
“Despite topline results that fell short of our expectations, Red Robin significantly outperformed the casual dining industry on traffic for a fifth consecutive quarter. Our focus on compelling Every Day Value and the progress we have made in growing our off-premise business continued to pull us away from the category and we are now competing favorably with best-in-class casual dining chains,” said Denny Marie Post, Red Robin Gourmet Burgers, Inc. chief executive officer. “Although we grew our share while beginning to implement service model changes that address rising labor costs, category volatility underscores our cautious outlook for the remainder of 2017 and our intention to pause unit growth as of year-end 2018. This decision will give us needed time to test new approaches to inform future growth.”
Operating Results
Total revenues, which primarily include Company-owned restaurant revenue and franchise royalties, increased 2.3% to $304.2 million in the third quarter of 2017 from $297.3 million in the third quarter of 2016. Restaurant revenue increased $7.2 million, primarily due to a $9.7 million increase in revenue from new restaurant openings and a $0.4 million favorable foreign currency impact, partially offset by $2.7 million from closed restaurants and a $0.2 million, or 0.1%, decrease in comparable restaurant revenue.
System-wide restaurant revenue (which includes franchised units) for the third quarter of 2017 totaled $361.0 million, compared to $355.5 million for the third quarter of 2016.
Comparable restaurant revenue(1) decreased 0.1% in the third quarter of 2017 compared to the same period a year ago, driven by a 0.1% decrease in average guest check and flat guest counts. The decrease in average guest check comprised a 1.6% decrease in menu mix, partially offset by a 1.5% increase in pricing.
Restaurant-level operating profit margin (a non-GAAP financial measure) was 17.4% in the third quarter of 2017 compared to 18.6% in the same period a year ago. The 120 basis point margin decrease in the third quarter of 2017 resulted from a 50 basis point increase in labor costs, a 40 basis point increase in other restaurant operating expenses, a 20 basis point increase in cost of sales, and a 10 basis point increase in occupancy costs. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income.

________________________________________

(1)
Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented.

Restaurant Revenue Performance

	Q3 2017	Q3 2016
Average weekly sales per unit(1):
Company-owned – Total	$52,955	$52,439
Company-owned – Comparable	$53,233	$53,022
Franchised units – Comparable	$57,980	$59,767
Total operating weeks:
Company-owned units	5,686	5,613
Franchised units	1,032	1,032
________________________________________

(1)
Calculated using constant currency rates. Using historical currency rates, the average weekly sales per unit in the third quarter of 2016 for Company-owned – Total and Company-owned – Comparable was $52,362 and $52,940. The Company calculates non-GAAP constant currency average weekly sales per unit by translating prior year local currency average weekly sales per unit to U.S. dollars based on current quarter average exchange rates. The Company considers non-GAAP constant currency average weekly sales per unit to be a useful metric to investors and management as they facilitate a more useful comparison of current performance to historical performance.

Other Results
Depreciation and amortization costs decreased to $21.3 million in the third quarter of 2017 from $21.5 million in the third quarter of 2016. The decrease was primarily related to depreciation of certain corporate assets in the third quarter of 2016 prior to the Company’s migration to a cloud-based Enterprise Resource Planning system.
General and administrative costs were $18.6 million, or 6.1% of total revenues, in the third quarter of 2017, compared to $20.3 million, or 6.8% of total revenues in the same period a year ago.
Selling expenses were $10.3 million, or 3.4% of total revenues, in the third quarter of 2017, compared to $8.7 million, or 2.9%, of total revenues during the same period in the prior year.
Pre-opening and acquisition costs were $1.5 million in the third quarter of 2017, compared to $2.4 million in the same period a year ago. The decrease was primarily due to the number of restaurant openings.
The Company realized a tax benefit of 34.1% in the third quarter of 2017, compared to a tax benefit of 77.8% for the third quarter of 2016. The change in the effective tax rate is primarily due to the asset impairment and restaurant closure costs recognized in the third quarter of 2016, which resulted in a larger quarterly tax benefit.
Net income for the third quarter ended October 1, 2017 was $2.7 million compared to net loss of $1.3 million for the same period a year ago. Earnings per diluted share for the third quarter of 2017 were $0.21 compared to diluted loss per share of $0.10 in third quarter 2016.
Earnings per diluted share and adjusted earnings per diluted share for the third quarter ended October 1, 2017 were $0.21. Excluding charges of $0.48 per diluted share for restaurant impairment and closure, adjusted earnings per diluted share for the third quarter ended October 2, 2016 were $0.38. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share.
Restaurant Development
During the third quarter of 2017, the Company opened seven Red Robin restaurants. The Company plans to open two Red Robin restaurants during the remainder of 2017.

The following table details restaurant unit data for Company-owned and franchised locations for the periods indicated:

	Twelve Weeks Ended		Forty Weeks Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Company-owned:
Beginning of period	472	460	465	439
Opened during the period	7	11	16	21
Acquired from franchisees	—	—	—	13
Closed during the period	—	(9)	(2)	(11)
End of period	479	462	479	462
Franchised:
Beginning of period	86	86	86	99
Opened during the period	—	—	1	—
Sold or closed during the period	—	—	(1)	(13)
End of period	86	86	86	86
Total number of restaurants	565	548	565	548
Balance Sheet and Liquidity
As of October 1, 2017, the Company had cash and cash equivalents of $15.0 million and total debt of $276.8 million, excluding $11.0 million of capital lease liabilities. The Company funded construction of new restaurants and other capital expenditures with cash flow from operations and made net repayments of $3.4 million on its credit facility during the third quarter of 2017. As of October 1, 2017, the Company had outstanding borrowings under its credit facility of $275.9 million, in addition to amounts issued under letters of credit of $7.6 million, which reduce the amount available under its credit facility but are not recorded as debt.
The Company’s lease adjusted leverage ratio was 4.20x as of October 1, 2017. The lease adjusted leverage ratio is defined in Section 1.1 of the Company's credit facility, which is filed as Exhibit 10.32 in the Annual Report on Form 10-K filed on February 21, 2017.
Outlook for 2017

•	Earnings per diluted share is projected to range from $0.45 to $0.60 for the fourth quarter and range from $2.16 to $2.31 for full-year 2017.

•	Comparable restaurant revenue is projected to range from flat to up 0.5% for full-year 2017.
The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal year 2017 is estimated to be approximately $0.40 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating profit margin is expected to impact earnings per diluted share by approximately $0.10, and a change of approximately $145,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.
Guidance Policy
The Company provides only annual guidance as it relates to revenues, comparable restaurant revenue growth, operating weeks associated with locations opened, cost of sales and restaurant labor costs as a percentage of restaurant revenue, other operating expenses (other than interest expense), depreciation and amortization, general and administrative expense, selling expense, pre-opening expense, income tax rate, EBITDA, earnings per diluted share, overall capital expenditures and restaurant openings and closings. The Company intends to only provide updates if there is a material change versus the previously communicated guidance.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its third quarter 2017 results today at 5:00 p.m. ET. The conference call number is (877) 723-9521, or for international callers (719) 325-4765. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available in the “Company” section of the Company’s website at www.redrobin.com by selecting the “Investor Relations” link, then the “News Releases” link. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Company” section, then the “Investor Relations” link, then the “Presentations” link. A replay of the live conference call will be available from two hours after the call until midnight on Monday, November 13, 2017. The replay can be accessed by dialing (844) 512-2921, or (412) 317-6671 for international callers. The conference ID is 3106139.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 560 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company’s future performance, revenues and timing thereof, service model changes, new restaurant openings, tax rate, sensitivity of earnings per share and other projected financial measures, statements under the heading “Outlook for 2017”, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s business improvement initiatives; the ability to fulfill planned, and realize the anticipated benefits of completed, expansion and restaurant remodeling; the effectiveness of our marketing strategies and initiatives to achieve restaurant sales growth; the cost and availability of key food products, labor, and energy; the ability to achieve anticipated revenue and cost savings from anticipated new technology systems and tools in the restaurants and other initiatives; the ability to develop, test, implement and increase online ordering, to-go services, catering and other off-premise sales; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state, and local regulation of the Company’s business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions contact:
Brian Farley, Coyne PR
(973) 588-2000
For investor relations questions contact:
Raphael Gross/Dara Dierks, ICR
(203) 682-8200

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Revenues:
Restaurant revenue	$301,100	$293,858	$1,026,902	$992,745
Franchise royalties, fees and other revenue	3,148	3,449	11,674	12,237
Total revenues	304,248	297,307	1,038,576	1,004,982

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	71,642	69,447	240,152	232,603
Labor	106,205	102,294	360,146	338,125
Other operating	44,846	42,463	142,238	132,446
Occupancy	25,868	25,121	84,127	82,524
Depreciation and amortization	21,258	21,468	70,475	64,578
General and administrative	18,562	20,328	71,402	72,280
Selling	10,308	8,718	32,837	31,173
Pre-opening and acquisition costs	1,503	2,382	4,735	6,992
Other charges(1)	—	9,321	1,584	17,906
Total costs and expenses	300,192	301,542	1,007,696	978,627

Income (loss) from operations	4,056	(4,235)	30,880	26,355

Other expense:
Interest expense, net and other	2,032	1,612	7,469	4,736

Income (loss) before income taxes	2,024	(5,847)	23,411	21,619
Provision (benefit) for income taxes	(690)	(4,547)	2,199	1,142
Net income (loss)	$2,714	$(1,300)	$21,212	$20,477
Earnings (loss) per share:
Basic	$0.21	$(0.10)	$1.65	$1.52
Diluted	$0.21	$(0.10)	$1.63	$1.50
Weighted average shares outstanding:
Basic	12,927	13,214	12,888	13,471
Diluted	13,023	13,214	12,986	13,606

(1) Certain amounts presented in prior periods have been reclassified to conform with the current period presentation. For the twelve weeks ended October 2, 2016, the Company reclassified restaurant impairment charges and closure costs of $9.3 million from Restaurant impairment and closure to Other charges on the condensed consolidated statement of operations. For the forty weeks ended October 2, 2016, the Company reclassified impairment charges of $14.0 million from Restaurant impairment and closure and litigation contingencies of $3.9 million from Selling, general, and administrative expenses to Other charges on the condensed consolidated statement of operations. Management believes separating these special items on the condensed consolidated statement of operations provides more clarity of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited) October 1, 2017	December 25, 2016
Assets:
Current Assets:
Cash and cash equivalents	$14,984	$11,732
Accounts receivable, net	12,253	24,166
Inventories	29,480	29,899
Prepaid expenses and other current assets	28,384	27,049
Total current assets	85,101	92,846

Property and equipment, net	647,301	656,439
Goodwill	97,064	95,935
Intangible assets, net	39,680	42,270
Other assets, net	29,089	31,055
Total assets	$898,235	$918,545

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$21,119	$13,740
Construction related payables	11,695	12,862
Accrued payroll and payroll related liabilities	38,967	34,703
Unearned revenue	37,905	50,199
Accrued liabilities and other	41,079	29,505
Total current liabilities	150,765	141,009

Deferred rent	73,780	72,431
Long-term debt	276,775	336,375
Long-term portion of capital lease obligations	10,286	10,805
Other non-current liabilities	9,864	9,872
Total liabilities	521,470	570,492

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 12,935 and 12,828 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 4,916 and 5,023 shares, at cost	(203,296)	(207,720)
Paid-in capital	209,520	208,022
Accumulated other loss, net of tax	(3,430)	(5,008)
Retained earnings	373,953	352,741
Total stockholders’ equity	376,765	348,053
Total liabilities and stockholders’ equity	$898,235	$918,545

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 40 weeks ended October 1, 2017 and October 2, 2016, net income (loss) and basic and diluted earnings (loss) per share, excluding the effects of litigation contingencies, asset impairment, and the related income tax effects. The Company believes the presentation of net income (loss) and earnings (loss) per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax effect of reconciling items was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Forty Weeks Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Net income (loss) as reported	$2,714	$(1,300)	$21,212	$20,477
Restaurant impairment and closure	—	9,321	1,584	14,006
Litigation contingencies	—	—	—	3,900
Income tax effect of reconciling items	—	(2,993)	(618)	(5,502)
Adjusted net income	$2,714	$5,028	$22,178	$32,881

Basic net income (loss) per share:
Net income (loss) as reported	$0.21	$(0.10)	$1.65	$1.52
Restaurant impairment and closure	—	0.70	0.12	1.04
Litigation contingencies	—	—	—	0.29
Income tax effect of reconciling items	—	(0.22)	(0.05)	(0.41)
Adjusted earnings per share - basic	$0.21	$0.38	$1.72	$2.44

Diluted net income (loss) per share:
Net income (loss) as reported	$0.21	$(0.10)	$1.63	$1.50
Restaurant impairment and closure	—	0.70	0.12	1.03
Litigation contingencies	—	—	—	0.29
Income tax effect of reconciling items	—	(0.22)	(0.04)	(0.40)
Adjusted earnings per share - diluted	$0.21	$0.38	$1.71	$2.42

Weighted average shares outstanding
Basic	12,927	13,214	12,888	13,471
Diluted	13,023	13,214	12,986	13,606

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income (Loss)
from Operations and Net Income (Loss)
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes occupancy costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income (loss) from operations or net income (loss) as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in our industry. The table below sets forth certain unaudited information for the 12 and 40 weeks ended October 1, 2017 and October 2, 2016, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Forty Weeks Ended
	October 1, 2017		October 2, 2016		October 1, 2017		October 2, 2016
Restaurant revenue	$301,100	99.0%	$293,858	98.8%	$1,026,902	98.9%	$992,745	98.8%
Restaurant operating costs (1):
Cost of sales	71,642	23.8%	69,447	23.6%	240,152	23.4%	232,603	23.4%
Labor	106,205	35.3%	102,294	34.8%	360,146	35.1%	338,125	34.1%
Other operating	44,846	14.9%	42,463	14.5%	142,238	13.9%	132,446	13.3%
Occupancy	25,868	8.6%	25,121	8.5%	84,127	8.2%	82,524	8.3%
Restaurant-level operating profit	52,539	17.4%	54,533	18.6%	200,239	19.5%	207,047	20.9%

Add – Franchise royalties, fees and other revenue	3,148	1.0%	3,449	1.2%	11,674	1.1%	12,237	1.2%
Deduct – other operating:
Depreciation and amortization	21,258	7.0%	21,468	7.2%	70,475	6.8%	64,578	6.4%
General and administrative expenses	18,562	6.1%	20,328	6.8%	71,402	6.9%	72,280	7.2%
Selling	10,308	3.4%	8,718	2.9%	32,837	3.2%	31,173	3.1%
Pre-opening & acquisition costs	1,503	0.5%	2,382	0.8%	4,735	0.5%	6,992	0.7%
Other charges	—	—%	9,321	3.1%	1,584	0.2%	17,906	1.8%
Total other operating	51,631	17.0%	62,217	20.8%	181,033	17.6%	192,929	19.2%

Income (loss) from operations	4,056	1.3%	(4,235)	(1.4)%	30,880	3.0%	26,355	2.6%

Interest expense, net and other	2,032	0.7%	1,612	0.6%	7,469	0.7%	4,736	0.4%
Income tax expense (benefit)	(690)	(0.2)%	(4,547)	(1.6)%	2,199	0.2%	1,142	0.2%
Total other	1,342	0.5%	(2,935)	(1.0)%	9,668	0.9%	5,878	0.6%

Net income (loss)	$2,714	0.9%	$(1,300)	(0.4)%	$21,212	2.0%	$20,477	2.0%

(1)	Excluding depreciation and amortization, which is shown separately.
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, and depreciation and amortization. EBITDA and adjusted EBITDA are presented because the Company believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as depreciation and amortization expenses, asset disposals, and asset impairment and restaurant closure charges. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies in our industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items. We have not provided a reconciliation of our adjusted EBITDA outlook to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items that are included in net income, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net income for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Twelve Weeks Ended		Forty Weeks Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Net income (loss) as reported	$2,714	$(1,300)	$21,212	$20,477
Interest expense, net	2,222	1,822	8,097	5,032
Provision (benefit) for income taxes	(690)	(4,547)	2,199	1,142
Depreciation and amortization	21,258	21,468	70,475	64,578
EBITDA(1)	25,504	17,443	101,983	91,229

Restaurant impairment and closure	—	9,321	1,584	14,006
Litigation contingencies	—	—	—	3,900
Adjusted EBITDA	$25,504	$26,764	$103,567	$109,135

(1) EBITDA for the twelve and forty weeks ended October 2, 2016 was previously reported as $17.9 million and $94.8 million. To conform with current period presentation and to provide an EBITDA measure comparable to other companies in our industry, $0.5 million and $3.6 million of stock-based compensation is included in EBITDA for these prior periods.